Exhibit 3.1

FIFTH AMENDMENT TO BYLAWS

OF

GLADSTONE CAPITAL CORPORATION

The following Amendment is hereby made to the Bylaws (the “Bylaws”) of Gladstone Capital Corporation, a Maryland corporation (the “Corporation”), as of October 10, 2023:

Article IV, Section 26 is hereby deleted in its entirety and replaced with the following:

Section 26. Executive Committee. The Board of Directors may, but need not, appoint an Executive Committee consisting of not fewer than two members, all of whom must also be members of the Board of Directors, one of whom shall be the Chairman of the Board of Directors, and one of whom shall be designated as the Chairman of the Executive Committee. Furthermore, the composition of the Executive Committee shall meet any applicable Securities and Exchange Commission regulations or any applicable Nasdaq or New York Stock Exchange listing requirements. The Executive Committee shall have and may exercise those rights, powers, and authority of the Board of Directors as may from time to time be granted to it by the Board of Directors, subject to any limitations imposed by law.

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